Exhibit 10.4
SEPARATION AGREEMENT
This Separation Agreement (“Agreement”) is made and entered into as of November 6, 2009 by and between Jeffrey Wattenberg, an individual (“Wattenberg”), and HealthSport, Inc., a Delaware corporation (“HealthSport”), with respect to the following facts:
A. Wattenberg has served as the president of HealthSport and director of HealthSport since June 2009.
B. Wattenberg now desires to resign from all of his positions with HealthSport.
C. Wattenberg and HealthSport now desire to release one another from certain claims that they may have against one another arising out of Wattenberg’s employment with HealthSport, director position with HealthSport and otherwise prior to the date of this Agreement.
NOW, THEREFORE, in consideration of the mutual covenants contained in this Agreement, and intending to be legally bound, HealthSport and Wattenberg agree as follows:
Section 1. Resignation. Wattenberg hereby resigns as an officer, employee and director of HealthSport effective as of the date of this Agreement. Wattenberg will return to HealthSport all property owned by HealthSport, including all originals and copies of the following, whether in Wattenberg’s possession or previously removed by Wattenberg from HealthSport’s premises and still existing, and whether recorded on paper, computer disk, other computer readable-form, or any other medium: all computers, office equipment, company assets, lists, correspondence, books, letters, records, financial data, product information, formulas, sales information and other materials and writing owned by HealthSport or used by it in connection with the conduct of its business.
Section 2. Separation Payment. As separation compensation, HealthSport shall, subject to Wattenberg’s satisfaction of any withholding or other taxes that may be due:
(i) Pay to Wattenberg the sum of $30,000 on or before December 1, 2009;
(ii) Issue 400,000 unregistered shares of common stock of HealthSport to Wattenberg on or before December 1, 2009;
(iii) Issue 75,000 unregistered shares of common stock of HealthSport to Wattenberg, up to a maximum of 1,000,000 shares in the aggregate, for each $1,000,000 in “JV-attributable Sales” received by HealthSport under the Term Sheet Agreement by and between HealthSport and Destiny Productions and Content Marketing Solutions dated July 2009 (the “Destiny Agreement”), which shares shall be issued quarterly; provided, however, nothing herein shall be construed to provide Wattenberg with any rights or remedies for any breach of the Company’s obligations under, or any termination of, the Destiny Agreement; and
(iv) Enter into the Broker Agreement with Wattenberg in the form attached hereto as Exhibit A concurrently with this Agreement.
Wattenberg shall be solely responsible for payment of any and all applicable taxes associated with this Agreement.

Section 3. Section 409A Compliance. This Agreement is intended to comply with the requirements of section 409A of the Internal Revenue Code (“409A”). In the event this Agreement or any benefit paid to Wattenberg hereunder is deemed to be subject to 409A, Wattenberg hereby consents to the Company adopting such conforming amendments as the Company deems necessary, in its reasonable discretion, to comply with 409A. If upon Wattenberg’s “separation from service” within the meaning of 409A, he is then a “specified employee” (as defined in 409A), then solely to the extent necessary to comply with 409A and avoid the imposition of taxes under 409A, the Company shall defer payment of “nonqualified deferred compensation” subject to 409A payable as a result of and within six (6) months following such separation from service until the earlier of (i) the first business day of the seventh month following Wattenberg’s separation from service, or (ii) ten (10) days after the Company receives written notification of Wattenberg’s death. Any such delayed payments shall be made without interest. In addition, to the extent required by 409A, any expense reimbursement payments to Wattenberg must be made by no later than the end of Wattenberg’s taxable year following the taxable year in which the expense is incurred. Such reimbursement or in-kind benefit rights may not be subject to liquidation or exchange for another benefit. The Company (nor any of its directors, employees or agents) shall not be liable to Wattenberg or other persons as to any unexpected or adverse tax consequence realized by Wattenberg or other person as a result of this Agreement or any payment or benefit provided under this Agreement.
Section 4. Ongoing Obligations. In addition to Wattenberg’s ongoing obligations as a director of HealthSport, Wattenberg agrees to remain reasonably available to HealthSport and its senior executives via telephone for a period of thirty (30) days from the date of this Agreement to respond to questions and assist with issues related to the transition of Wattenberg’s responsibilities with HealthSport.
Section 5. Indemnification Claims Not Released. Wattenberg retains, and does not release in this Agreement, any rights to indemnification in accordance with the terms of HealthSport’s articles of incorporation or bylaws.
Section 6. General Release. Except for the claims set forth in Section 5 above, Wattenberg for himself, his heirs, executors, administrators, assigns and successors, fully and forever releases and discharges HealthSport and its current, former and future parents, subsidiaries, affiliates, related entities, employee benefit plans and their fiduciaries, predecessors, successors, officers, directors, shareholders, agents, employees and assigns (collectively, “Releases”), with respect to any and all claims, liabilities and causes of action, of every nature, kind and description, in law, equity or otherwise, which have arisen, occurred or existed at any time prior to the signing of this Agreement, including, without limitation, any and all claims, liabilities and causes of action arising out of or relating to Wattenberg’s employment relationship and director relationship with HealthSport prior to the date of this Agreement.

Section 7. Knowing Waiver of Employment-Related Claims. Wattenberg understands and agrees that, with the exception of potential employment-related claims identified below, he is waiving any and all rights he may have had, now has, or in the future may have, to pursue against any of the Releases any and all remedies available to him under any employment-related causes of action, including without limitation, claims of wrongful discharge, breach of contract, breach of the covenant of good faith and fair dealing, fraud, violation of public policy, defamation, discrimination, personal injury, physical injury, emotional distress, claims under Title VII of the Civil Rights Act of 1964, as amended, the Americans With Disabilities Act, the Federal Rehabilitation Act, the California Fair Employment and Housing Act, the California Family Rights Act, the Equal Pay Act of 1963, the provisions of the California Labor Code and any other federal, state or local laws and regulations relating to employment, conditions of employment (including wage and hour laws), perquisites of employment (including but not limited to claims relating to stock and/or stock options) and/or employment discrimination. Claims not covered by the release provisions of this Agreement are (i) claims for unemployment insurance benefits, (ii) claims under the California Workers’ Compensation Act, and (iii) claims for indemnity under the California Labor Code, (iv) claims arising from HealthSport’s nonperformance under this Agreement and (v) any challenge to the validity of Wattenberg’s release of claims under the Age Discrimination in Employment Act of 1967, as amended, (“ADEA”) as set forth in Section 7 below. Wattenberg expressly waives any right to recovery of any type, including damages and reinstatement, in any administrative or court action, whether state or federal, and whether brought by him or on his behalf, related in any way to the matters released herein.
Section 8. Knowing Waiver of ADEA Claims. Wattenberg acknowledges that he is knowingly and voluntarily waiving and releasing any rights he may have under the federal Age Discrimination in Employment Act of 1967, as amended. He also acknowledges that the consideration given for this waiver and release is in addition to anything of value to which he was already was entitled. Wattenberg further acknowledges that he has been advised by this writing, as required by law, that: (i) his waiver and release specified in this paragraph do not apply to any rights or claims that may arise after the date he signs this Agreement or to any challenge to the validity of this waiver of ADEA claims; (ii) he has been advised hereby that he has the right to consult with an attorney prior to executing this Agreement; (iii) he has twenty one (21) days to consider this Agreement (although he may choose to voluntarily execute this Agreement earlier); (iv) he has seven (7) days following his execution of this Agreement to revoke the Agreement (in writing); and (v) this Agreement will not be effective until the date upon which the revocation period has expired, which will be the eighth (8th) day after this Agreement is executed by Wattenberg.
Section 9. Waiver of Civil Code § 1542. Wattenberg expressly waives any and all rights and benefits conferred upon him by Section 1542 of the Civil Code of the State of California, which states as follows:
“A general release does not extend to claims which the creditor does not know or suspect to exist in his or her favor at the time of executing the release, which if known by him or her must have materially affected his or her settlement with the debtor.”
Wattenberg expressly agrees and understands that the release given by him pursuant to this Agreement applies to all unknown, unsuspected and unanticipated claims, liabilities and causes of action which he may have against any of the other Releases.

Section 10. Severability of Release Provisions. Wattenberg agrees that if any provision of the release given by him under this Agreement is found to be unenforceable, it will not affect the enforceability of the remaining provisions and the courts may enforce all remaining provisions to the extent permitted by law.
Section 11. Representation Regarding Legal Actions. Wattenberg represents that, as of the date of this Agreement, he has not filed any lawsuits, charges, complaints, petitions, claims or other accusatory pleadings against the Releases in any court or any with any governmental agency. Except for claims preserved by law or expressly by this Agreement, Wattenberg promises never to sue any of the Releases, or otherwise institute or participate in any legal or administrative proceedings against any of the Releases, with respect to any claim covered by the release provisions of this Agreement, unless he is compelled by legal process to do so. Wattenberg promises and agrees that he shall not advocate or incite the institution of, or assist or participate in, any suit, complaint, charge or administrative proceeding by any other person against any of the Releasees, unless compelled by legal process to do so.
Section 12. Promise to Maintain Confidentiality of HealthSport’s Confidential Information. Wattenberg acknowledges that due to the position he has occupied and the responsibilities he has had at HealthSport, he has received confidential information concerning HealthSport’s products, procedures, customers, sales, prices, contracts, and the like. Wattenberg hereby promises and agrees that, unless compelled by legal process, he will not disclose to others and will keep confidential all information he has received while employed by HealthSport concerning HealthSport’s products and procedures, the confidential purchasing information relating to HealthSport’s customers, HealthSport’s sales, HealthSport’s prices, the terms of any of HealthSport’s contracts with third parties, and the like. Wattenberg agrees that a violation by him of the foregoing obligation to maintain the confidentiality of HealthSport’s confidential information will constitute a material breach of this Agreement.
Section 13. Entire Agreement. This Agreement constitutes the sole agreement between the parties with respect to its subject matter and supersedes all prior discussions, arrangements or agreements, whether written or oral, with respect to its subject matter.
Section 14. Waiver, Amendment and Modification of Agreement. The parties agree that no waiver, amendment or modification of any of the terms of this Agreement shall be effective unless in writing and signed by all parties affected by the waiver, amendment or modification. No waiver of any term, condition or default of any term of this Agreement shall be construed as a waiver of any other term, condition or default.
Section 15. Representation by Counsel. The parties acknowledge that they have had the opportunity to be represented in negotiations for the preparation of this Agreement by counsel of their own choosing, and that they have entered into this Agreement voluntarily, without coercion. This Agreement shall be construed in accordance with its plain meaning and not strictly for or against either party.

Section 16. California Law. The parties agree that this Agreement and its terms shall be construed under California law, without regard to any choice of law provisions.
Section 17. Counterparts. This Agreement may be signed in multiple counterparts and my be delivered by facsimile or electronic mail in portable document format or other means intended to preserve the original graphical content of a signature. Each such counterparts shall be an original and all of which, taken together, shall constitute one and the same instrument.
Section 18. Period to Consider Terms of Agreement. Wattenberg acknowledges that this Agreement was presented to him on November 6, 2009 and that he is entitled to have up to twenty-one (21) days’ time in which to consider the terms of this Agreement. Wattenberg acknowledges that he has obtained the advice and counsel from the legal representative of his choice and executes this Agreement having had sufficient time within which to consider its terms. Wattenberg represents that if he executes this Agreement before 21 days have elapsed, he does so voluntarily, upon the advice and with the approval of his legal counsel, and that he voluntarily waives any remaining consideration period.
Section 19. Revocation of Agreement. Wattenberg understands that after executing this Agreement, he has the right to revoke it within seven (7) days after his execution of it. Wattenberg understands that this Agreement will not become effective and enforceable unless the seven-day revocation period passes and Wattenberg does not revoke the Agreement in writing. Wattenberg understands that this Agreement may not be revoked after the seven-day revocation period has passed. Wattenberg understands that any revocation of this Agreement must be made in writing and delivered to HealthSport’s General Counsel within the seven-day period.
Section 20. Effective Date. This Agreement shall become effective and binding upon the parties eight (8) days after Wattenberg’s execution thereof, so long as Wattenberg has not revoked this Agreement within the time period and in the manner specified in Section 19, above.
IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

/s/ Jeffrey Wattenberg
Jeffrey Wattenberg

HEALTHSPORT, INC.
By:	/s/ Robert S. Davidson
Robert S. Davidson
Chairman of the Board